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The Grand Union Company
Subsidiary Listing


Name                                              State of Incorporation
----                                              ----------------------
Grand Union Stores of New Hampshire, Inc.           New Hampshire
Grand Union Stores, Inc., of Vermont                Vermont
Specialty Merchandising Services, Inc.              Delaware